Exhibit 99.1

Sanchez Energy Announces Upsize and Pricing of Common Stock Offering

HOUSTON, TEXAS — SEPTEMBER 13, 2013 — (“Sanchez Energy” or the “Company”) announced today the pricing of an upsized underwritten public offering of 9,600,000 shares of the Company’s common stock at a price of $23.00 per share. Sanchez Energy intends to use the net proceeds from this offering to partially fund the previously announced Wycross acquisition, to fund a portion of its 2013 and preliminary 2014 capital budget, which is primarily focused on the Eagle Ford Shale, and for general corporate purposes, including working capital. The Company has granted to the underwriters a 30-day option to purchase up to an additional 1,440,000 shares of common stock to cover over-allotments. The offering is expected to close on or about September 18, 2013, subject to customary closing conditions.

Johnson Rice & Company L.L.C. and RBC Capital Markets are acting as joint book-running managers of the offering. The underwritten public offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from Johnson Rice & Company L.L.C., Corporate Finance Department, 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, phone 1-800-433-5924.

When available, an electronic copy of the prospectus supplement and accompanying base prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made pursuant to an effective registration statement on Form S-3 previously filed by the Company with the Securities and Exchange Commission.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale where the company has assembled approximately 140,000 net acres. The Company also has approximately 40,000 net acres targeting the Tuscaloosa Marine Shale.

Company contact:

Michael G. Long

Senior Vice President and Chief Financial Officer

Sanchez Energy Corporation

(713) 783-8000

SOURCE Sanchez Energy Corporation